Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

SECOND QUARTER 2026 FINANCIAL AND OPERATING RESULTS

Englewood, Colorado, August 6, 2026 - Liberty Media Corporation (“Liberty Media” or “Liberty”) (NASDAQ: FWONA, FWONK) today reported second quarter 2026 results. Headlines include(1):

●	Formula 1
o	With 4 fewer races held for the three months ended June 30, 2026, revenue decreased 38% to $764 million, operating income was $73 million and Adjusted OIBDA(2) decreased 61% to $139 million as compared to the same period in 2025
o	With 3 fewer races held for the six months ended June 30, 2026, revenue decreased 15% to $1,381 million, operating income was $180 million and Adjusted OIBDA decreased 30% to $311 million as compared to the same period in 2025
◾	The first half of the year recognized season-based revenue and costs with respect to an assumed 22-race calendar
o	Rescheduled Bahrain Grand Prix to be held in Malaysia in October, increasing assumed calendar to 23 races
o	Announced 10-year extension of the Las Vegas Grand Prix through 2037
o	Extended Pirelli partnership through 2028
o	Renewed broadcast agreement with ServusTV in Austria in a multi-year agreement
●	MotoGP
o	For the three months ended June 30, 2026, MotoGP revenue decreased 2% to $170 million, operating income was $37 million and Adjusted OIBDA(2) increased 3% to $76 million on a USD and pro-forma basis as if the acquisition closed on January 1, 2024(3), with 7 races held in each period

o	For the six months ended June 30, 2026, MotoGP revenue increased 6% to $264 million, operating income was $13 million and Adjusted OIBDA increased 10% to $92 million on a USD and pro-forma basis as if the acquisition closed on January 1, 2024, with 10 races held in each period
o	Re-priced MotoGP debt facilities and funded $114 million debt reduction
o	Signed new 5-year agreements with all manufacturers and teams through 2031, providing alignment and a shared long-term vision for growing the sport
o	Renewed agreements with Malaysia through 2031 and Silverstone through 2028
o	Extended broadcast agreements with DAZN in Spain and Sky DACH covering Austria, Germany and Switzerland in multi-year agreements
o	Announced CAA as global sponsorship agency

“Demand for our brands remains robust and resilient and we are continuing to find creative solutions to deal with global uncertainties. We are one year into our ownership of MotoGP and remain encouraged by the opportunities to grow the sport globally while Formula 1’s expanding reach and deepening fan engagement continue to support strong commercial momentum. Disciplined capital allocation remains a core priority as we evaluate strategic investment opportunities to enhance long-term shareholder value,” said Derek Chang, Liberty Media President and CEO.

Discussion of Results

Unless otherwise noted, the following discussion and table compares the financial results of Liberty Media for the three and six months ended June 30, 2026 to the same periods in 2025. In the second quarter, Liberty Media incurred $20 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

Liberty Media’s most significant subsidiaries are F1 and MotoGP. Quint was consolidated in the results presented below until the split-off of Liberty Live Holdings, Inc. on December 15, 2025. Liberty’s financial results in the table below only include MotoGP results from the date of acquisition.

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026

	amounts in millions (unaudited)
Revenue
Formula 1	$1,226	$764	$1,629	1,381
MotoGP	—	170	—	264
Corporate and other	145	6	198	12
Elimination	(30)	(6)	(39)	(12)
Consolidated Liberty	$1,341	$934	$1,788	1,645
Operating Income (Loss)
Formula 1	$293	$73	$265	180
MotoGP	—	37	—	13
Corporate and other	(13)	(22)	(52)	(41)
Consolidated Liberty	$280	$88	$213	152
Adjusted OIBDA (Loss)
Formula 1	$361	$139	$446	311
MotoGP	—	76	—	92
Corporate and other	8	(9)	(4)	(16)
Consolidated Liberty	$369	$206	$442	387

F1 Operating Results

“This season has showcased the very best of our sport with competitive racing and fascinating storylines that are driving strong fan engagement with attendance, audiences and digital impressions all up season-to-date. Our sport continues to demonstrate its adaptability and creativity – the Bahrain Grand Prix for 2026 will be hosted in Malaysia following the agreement announced last week,” said Stefano Domenicali, Formula 1 President and CEO. “Our partnership with Apple continues yielding positive engagement, with viewership up year-over-year, season-to-date and total hours watched up 13%. We continue to see momentum across our business, including signing a landmark 10-year extension in Las Vegas and working with well-respected partners such as ServusTV and Pirelli. We remain focused on strengthening the foundation of our sport together with the teams and the FIA to deliver the best possible experience for our fans around the world, both on and off track.”

The following table provides the operating results of F1.

	Three months ended			Six months ended
	June 30,			June 30,
	2025	2026	% Change	2025	2026	% Change

	$ amounts in millions (unaudited)
Number of races in period	9	5		11	8

Primary Formula 1 revenue	$1,032	$622	(40)%	$1,351	$1,118	(17)%
Other Formula 1 revenue	194	142	(27)%	278	263	(5)%
Total motorsport revenue	$1,226	$764	(38)%	$1,629	$1,381	(15)%
Operating expenses:
Team payments, excluding Concorde incentive payments	(513)	(316)	38%	(627)	(500)	20%
Other cost of motorsport revenue	(274)	(220)	20%	(402)	(396)	1%
Cost of motorsport revenue, excluding Concorde incentive payments	$(787)	$(536)	32%	$(1,029)	$(896)	13%
Selling, general and administrative expenses	(78)	(89)	(14)%	(154)	(174)	(13)%
Adjusted OIBDA	$361	$139	(61)%	$446	$311	(30)%
Concorde incentive payments	—	—	NM	(50)	—	NM
Stock-based compensation	—	—	NM	—	(1)	NM
Depreciation and amortization(a)	(68)	(66)	3%	(131)	(130)	1%
Operating income (loss)	$293	$73	(75)%	$265	$180	(32)%

a)	Includes $50 million and $49 million for the three months ended June 30, 2025 and June 30, 2026, respectively, and $100 million and $97 million for the six months ended June 30, 2025 and June 30, 2026, respectively of amortization related to purchase accounting that is excluded from team payments calculations.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) media rights fees and (iii) sponsorship fees.

There were five races held in the second quarter of 2026 compared to nine races held in the second quarter of 2025. There were 8 races held year-to-date through the second quarter of 2026 and 11 races held year-to-date through the second quarter of 2025. The first half of the year recognized season-based revenue and costs with respect to a 22-race calendar. Subsequent to the end of the second quarter, F1 announced that Malaysia will host the Bahrain Grand Prix in October. The 2026 calendar is now assumed to hold 23 races, one fewer event than was held in 2025, which will impact the year-over-year revenue and cost comparisons on a quarterly basis in addition to proportionate recognition of season-based revenue. The one fewer event scheduled is due to not holding the Saudi Arabian Grand Prix in April of this year. Additional calendar changes may be necessary.

Primary F1 revenue decreased for the three and six months ended June 30, 2026 across media rights, race promotion and sponsorship primarily due to four fewer races held during the quarter and three fewer races held year-to-date, leading to a lower proportionate recognition of season-based revenue (5/22nds during the quarter compared to 9/24ths recognized during the prior year period and 8/22nds recognized year-to-date compared to 11/24th recognized during the prior year-to-date period). This was partially offset by underlying contractual fee increases and revenue from new and renewed sponsors. Media rights revenue was also impacted by the one-time revenue associated with the release of the F1 movie in the second quarter of 2025 which did not occur in the current period.

Other F1 revenue decreased for the three and six months ended June 30, 2026 primarily due to lower hospitality and freight revenue from four fewer events held during the quarter and three fewer events held year-to-date, partially offset by higher hospitality revenue at recurring events, growth in licensing revenue and growth in activities at the Grand Prix Plaza in Las Vegas. Year-to-date, other F1 revenue was also impacted by lower F3 revenue due to the sale of cars at the beginning of the new F3 vehicle cycle during the prior year period.

Operating income and Adjusted OIBDA(2) declined during the three and six months ended June 30, 2026 due to the aforementioned calendar variance and event count, driving a lower proportionate recognition of season-based revenue and costs. Team payments decreased due to the pro rata recognition of team payments from the calendar variance.

Other cost of F1 motorsport revenue is largely variable in nature and derived from servicing both Primary and Other F1 revenue opportunities. These costs decreased during the second quarter, primarily due to the calendar variance driving a decline in costs related to the delivery of hospitality offerings, travel, freight and other various costs. During the year-to-date period, other cost of F1 motorsport revenue decreased primarily due to lower F3 costs as well as calendar variance and event count. This was partially offset by the impact of an earlier opening of Grand Prix Plaza this year and increased Paddock Club attendance driving higher hospitality costs at recurring F1 events. Selling, general and administrative expense increased during the three and six months ended June 30, 2026 primarily due to higher personnel and information technology costs. This increase was partially offset by higher marketing costs related to the 75th season launch event in the prior year-to-date period, which did not occur in the current period.

MotoGP Operating Results

“We are thrilled by the strong competition on track, with some of the tightest performances between riders in the sport’s history. We have successfully signed our new agreements with all manufacturers and teams through 2031, an important milestone which provides the necessary foundation to grow the sport collectively,” said Carmelo Ezpeleta, MotoGP CEO. “Additionally, we have appointed CAA as our global sponsorship agency to accelerate our commercial pipeline and have renewed with multiple promoter and broadcast partners across Europe and Asia as we continue investing to drive our sport’s long-term global growth.”

The following table provides the pro forma operating results of MotoGP for the three and six months ended June 30, 2025 and actual results for the three and six months ended June 30, 2026. The pro forma financial results herein are presented as if the acquisition of MotoGP occurred on January 1, 2024. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of operations of MotoGP had the acquisition occurred on January 1, 2024, or to project the results of operations of Liberty for any future periods. The pro forma adjustments are based on available information and certain assumptions that Liberty management believes are reasonable. The pro forma adjustments are directly attributable to the acquisition and are expected to have a continuing impact on the results of operations of Liberty. Liberty’s actual financial results only include MotoGP from the date of acquisition.

	Three months ended				Six months ended
	June 30,				June 30,
	2025	2026	%	%	2025	2026	%	%
	pro forma	actual	Change	Constant	pro forma	actual	Change	Constant

	$ amounts in millions(a)		USD	Currency	$ amounts in millions(a)		USD	Currency
Number of races in period	7	7			10	10

Primary MotoGP revenue	$154	$150	(3)%		$218	$233	7%
Other MotoGP revenue	19	20	5%		30	31	3%
Total motorsport revenue	$173	$170	(2)%	(5)%	$248	$264	6%	1%
Operating expenses:
Cost of motorsport revenue	(80)	(75)	6%		(130)	(134)	(3)%
Selling, general and administrative expenses	(19)	(19)	—%		(34)	(38)	(12)%
Adjusted OIBDA	$74	$76	3%	(2)%	$84	$92	10%	5%
Depreciation and amortization	(37)	(39)	(5)%		(71)	(79)	(11)%
Operating income (loss)	$37	$37	—%	(9)%	$13	$13	—%	10%

a)	Unaudited.

The majority of MotoGP’s revenue and costs are Euro-denominated and as such are subject to translational impacts from foreign exchange fluctuations. For constant currency comparison, MotoGP calculates the effects of changes in currency exchange rates as the difference between current period activity translated using the prior period’s currency exchange rates. The table of results above includes both US dollar and constant currency(4) growth rates for revenue, Adjusted

OIBDA and Operating income (loss). Unless otherwise stated, the following discussion of results is based on constant currency results.

Primary MotoGP revenue represents the majority of MotoGP’s revenue and is derived from (i) race promotion fees, (ii) media rights fees and (iii) sponsorship fees.

There were seven races held in both the second quarter of 2026 and 2025. There were 10 races held year-to-date through the second quarter of both 2026 and 2025. The 2026 calendar is scheduled to have the same number of events but a different order and mix of events compared to the prior year, which will impact season-based revenue recognition. Additional calendar changes may be necessary.

Primary MotoGP revenue decreased in the three months ended June 30, 2026 primarily due to a decline in contractual media rights revenue and a decline in title sponsorship revenue related to event mix. Race promotion revenue increased, partially offsetting the decline, driven by a different mix of MotoGP events during the quarter.

Primary MotoGP revenue increased in the six months ended June 30, 2026 driven by growth in race promotion and sponsorship revenue. Race promotion revenue grew due to race mix while the increase in sponsorship revenue was driven by revenue from new sponsors as well as underlying contractual uplifts. A decrease in contractual media rights revenue and title sponsorship revenue related to event mix partially offset growth.

Other MotoGP revenue represents revenue generated from other motorcycle racing championships, including the FIM World Superbike Championship (“World SBK”), MotoGP hospitality and experience programs and other licensing opportunities. Other MotoGP revenue declined in both the three and six months ended June 30, 2026, largely due to MotoGP’s new hospitality agreement with Quint, offset partially by growth at World SBK. MotoGP now recognizes revenue and costs related to the hospitality agreement on a net basis.

Operating income and Adjusted OIBDA both decreased during the second quarter as revenue declined faster than cost of MotoGP motorsport revenue. Cost of MotoGP motorsport revenue declined primarily due to lower freight costs associated with freight movements required as a result of the different order of MotoGP events in addition to decreased hospitality costs related to MotoGP’s new aforementioned hospitality agreement with Quint. Selling, general and administrative costs were relatively flat for the quarter.

Operating income and Adjusted OIBDA both increased during the six months ended June 30, 2026 as revenue grew and expenses declined. Cost of MotoGP motorsport revenue decreased due to lower freight expense from calendar mix and lower hospitality costs associated with the aforementioned Quint agreement. Selling, general and administrative costs were relatively flat.

Corporate and Other Operating Results

Corporate and Other operating income and Adjusted OIBDA includes the rental income related to Grand Prix Plaza in Las Vegas and other corporate overhead. There was $6 million and $12 million of rental income related to Grand Prix Plaza in Las Vegas in the first three and six month periods of both 2026 and 2025.

Share Repurchases

There were no repurchases of Liberty Media’s common stock from May 1 through July 31, 2026. The total remaining repurchase authorization for Liberty Media as of August 1, 2026 is $1.1 billion.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.T.) on August 6, 2026. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of Adjusted OIBDA (as defined by Liberty Media) and the applicable reconciliation, see the accompanying schedules.
3)	Unless otherwise noted, results reflect MotoGP performance subsequent to the acquisition, which closed on July 3, 2025.
4)	For a definition of constant currency operating results, see the accompanying schedules. Applicable reconciliations can be found in the financial table in the section entitled “MotoGP Operating Results” in this press release.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	3/31/2026	6/30/2026
Total Consolidated Cash and Cash Equivalents (GAAP)(a)	$1,332	$1,465
Less:

Debt:
2.25% convertible notes due 2027(b)	475	475
Formula 1 senior loan facilities	3,340	3,330
MotoGP credit facilities	1,151	1,028
Other corporate level debt	23	22
Total Debt	$4,989	$4,855
Fair market value adjustment and deferred financing costs	32	69
Total Debt (GAAP)	$5,021	$4,924
Formula 1 leverage(c)	2.3x	2.7x
MotoGP leverage(d)	4.7x	4.5x
Consolidated leverage(e)	3.0x	3.4x

a)	Includes $862 million and $1,024 million of cash held at F1 as of March 31, 2026 and June 30, 2026, respectively and $186 million and $142 million of cash held at MotoGP as of March 31, 2025 and June 30, 2026, respectively.
b)	Face amount of the convertible notes with no fair market value adjustment.
c)	Net leverage as defined in F1’s credit facilities for covenant calculations.
d)	Net leverage as defined in MotoGP’s credit facilities for covenant calculations.
e)	Total consolidated Liberty Media net debt divided by total consolidated Liberty Media Adjusted TTM OIBDA. FWONK converts are shown at greater of par and conversion value based on market data as of June 30, 2026.

F1 and MotoGP are in compliance with their debt covenants as of June 30, 2026.

Total cash and cash equivalents increased $133 million during the second quarter primarily due to net cash generated from operations partially offset by debt repayments. Total debt decreased $134 million during the second quarter. In June, MotoGP repriced its debt with €720 million of new Term Loan B, $209 million of new Term Loan A and a new €100 multicurrency revolving credit facility and repaid $114 million of debt.

Important Notice: Liberty Media Corporation (Nasdaq: FWONA, FWONK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.T.) on August 6, 2026.  The call can be accessed by dialing +1 (877) 704-2829 or +1 (215) 268-9864, passcode 13757489 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, the Formula 1 and MotoGP race calendars, expectations regarding Formula 1’s and MotoGP’s businesses and other matters that are not historical facts.

These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, consumer demand for live entertainment and sporting events, the assumptions and historical information used in the pro forma financial information of MotoGP, regulatory matters affecting our businesses, geopolitical unrest, the unfavorable outcome of future litigation, the failure to realize benefits of acquisitions, failure of third parties to perform, and changes in law. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Hooper Stevens +1 (877) 772-1518

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

June 30, 2026 (unaudited)

	June 30,	December 31,
	2026	2025

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,465	1,055
Trade and other receivables, net	255	115
Contract assets	87	114
Other current assets	302	89
Total current assets	2,109	1,373

Property and equipment, at cost	1,138	1,087
Accumulated depreciation	(256)	(219)
	882	868

Goodwill	6,877	7,025
Intangible assets subject to amortization, net	4,843	5,102
Deferred income tax assets	528	539
Other assets	640	491
Total assets	$15,879	15,398

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	417	575
Current portion of debt	72	52
Deferred revenue	1,117	263
Other current liabilities	59	49
Total current liabilities	1,665	939
Long-term debt	4,852	5,048
Deferred income tax liabilities	589	656
Other liabilities	395	305
Total liabilities	7,501	6,948
Redeemable noncontrolling interests in equity of subsidiary	759	693
Total equity	7,619	7,757
Total liabilities and equity	$15,879	15,398

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS INFORMATION
Three and six months ended June 30, 2026 (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025

	amounts in millions
Revenue:
Motorsport revenue	$934	1,203	1,645	1,603
Other revenue	—	138	—	185
Total revenue	934	1,341	1,645	1,788
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	605	779	1,018	1,065
Other cost of sales	—	88	—	127
Selling, general and administrative (1)	129	111	251	212
Acquisition costs	—	3	—	14
Depreciation and amortization	112	80	224	157
	846	1,061	1,493	1,575
Operating income (loss)	88	280	152	213
Other income (expense):
Interest expense	(68)	(49)	(136)	(97)
Realized and unrealized gains (losses) on financial instruments, net	(1)	160	56	235
Other, net	14	68	19	99
	(55)	179	(61)	237
Earnings (loss) from continuing operations before income taxes	33	459	91	450
Income tax (expense) benefit	(25)	(73)	(30)	(47)
Net earnings (loss) from continuing operations	8	386	61	403
Net earnings (loss) from discontinued operations	—	(182)	—	(194)
Net earnings (loss)	8	204	61	209
Less net earnings (loss) attributable to the redeemable noncontrolling interests	3	—	(1)	—
Net earnings (loss) attributable to Liberty stockholders	$5	204	62	209

(1) Includes stock-based compensation expense as follows:
Selling, general and administrative	$6	6	11	8

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Six months ended June 30, 2026 (unaudited)

	Six months ended June 30,
	2026	2025

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$61	209
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	194
Depreciation and amortization	224	157
Stock-based compensation	11	8
Realized and unrealized (gains) losses on financial instruments, net	(56)	(235)
Deferred income tax expense (benefit)	17	8
Other, net	11	(29)
Changes in operating assets and liabilities
Current and other assets	(268)	(147)
Payables and other liabilities	673	464
Net cash provided (used) by operating activities	673	629
Cash flows from investing activities:
Capital expended for property and equipment, including internal-use software and website development	(65)	(55)
Cash (paid) received for acquisitions, net of cash acquired	—	(131)
Cash proceeds from foreign currency contracts	—	71
Cash proceeds from disposition of investments	—	26
Investments in equity method affiliates and debt and equity securities	(11)	(17)
Other investing activities, net	(2)	(14)
Net cash provided (used) by investing activities	(78)	(120)
Cash flows from financing activities:
Borrowings of debt	116	—
Repayments of debt	(257)	(11)
Other financing activities, net	(38)	19
Net cash provided (used) by financing activities	(179)	8
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(6)	9
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	(17)
Net cash provided (used) by discontinued operations	—	(17)
Net increase (decrease) in cash, cash equivalents and restricted cash	410	509
Cash, cash equivalents and restricted cash at beginning of period	1,055	2,963
Cash, cash equivalents and restricted cash at end of period	$1,465	3,472

Cash and cash equivalents	$1,465	3,140
Cash and cash equivalents included in current assets of discontinued operations	—	308
Restricted cash included in other current assets	—	24
Total cash, cash equivalents and restricted cash at end of period	$1,465	3,472

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, Concorde incentive payments and restructuring, acquisition and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three and six months ended June 30, 2025 and June 30, 2026.

QUARTERLY SUMMARY

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2026	2025	2026
Operating income (loss)	$280	$88	$213	$152
Depreciation and amortization	80	112	157	224
Stock compensation expense	6	6	8	11
Acquisition costs(a)	3	—	14	—
Concorde incentive payments	—	—	50	—
Adjusted OIBDA	$369	$206	$442	$387

(a)	Liberty Media incurred $3 million and $14 million of costs related to the acquisition of MotoGP during the three and six months ended June 30, 2025, respectively.

SCHEDULE 2

This press release also references operating results on a constant currency basis, which is a non-GAAP measure, for MotoGP. Constant currency operating results, as presented herein, are calculated as the difference between current period activity translated using the prior period’s currency exchange rates.

Liberty Media believes constant currency operating results are an important indicator of financial performance for MotoGP, due to the translational impact of foreign currency fluctuations relating to its operating results for countries where the functional currency is not the US dollar. Liberty Media uses constant currency operating results to provide a framework to assess how the MotoGP business performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables in the section entitled “MotoGP Operating Results” in this press release for a reconciliation of the impact of foreign currency fluctuations on revenue and Adjusted OIBDA.